Exhibit 99.1

WidePoint Corporation Second Quarter 2016 Earnings Conference Call August 08, 2016

C O R P O R A T E P A R T I C I P A N T S

David Fore, Hayden IR

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gregg Hillman, First Wiltshire Security Management

Mike Malouf, Craig Hallum Capital Group

Mike Crawford, B. Riley & Company

Mark Drucker, B. Riley & Company

P R E S E N T A T I O N

Operator:

Ladies and gentlemen thank you for standing by. Good day and welcome to the WidePoint Corporation Second Quarter 2016 Financial Results Conference Call. Today's conference is being recorded. At this time, I would like to turn the call over to Mr. David Fore of Hayden IR. Please go ahead, sir.

David Fore:

Thank you, Operator. Good afternoon to all participants in WidePoint's second quarter 2016 financial results conference call. With me today are WidePoint's Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide a brief overview of the quarter's developments and accomplishments, and Jim will provide additional financial and operational review and outlook. Then we will open the call to questions from analysts and institutional shareholders.

Before I turn the call over to Steve, I would like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expects, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts are intended to identify forward-looking statements.

These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factors sections of our WidePoint's Annual Report on Form 10-K, its quarterly reports on Form 10-Q and other SEC filings the Company releases. Actual results may differ materially from the forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	1

WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks. Steve.

Steve L. Komar:

Thank you Dave and good afternoon to all of you that have joined us for this WidePoint quarterly earnings and investor call today. As much as I would like to avoid being repetitive, I’d like to sincerely express our appreciation to all of you for your continued interest and participation in the future of WidePoint. Today we like the opportunity to share with you today our continued progress toward realizing both our tactical and longer term strategic goals and targets, and of course our march towards sustainable profitability and soon thereafter attractive investment returns to our stockholders. First, I'd like to confirm our commitment to our longer term strategy of bringing to market an integrated solution set of identity management and telecommunications lifecycle managed services that will bring us a distinctive and perhaps unique cloud based software and services offering and result in competitive advantage.

We will articulate and market this differentiator, essentially our value proposition, both to prospects and industry partners under our adopted tagline WidePoint, Your Trusted Partner. More on this in a few minutes.

WidePoint second quarter financial results were marked by the impact of yet another three months of reduction in our net operating and EBITA loss and substantial improvements in our progress towards stable and recurring operational and bottom line profitability.

In the second quarter, we reported revenues of approximately $17.5 million compared to $17.4 million in the second quarter of 2015 and gross profit was approximately $3.4 million compared to $3.3 million last year. While this represents improvement on a year-to-year basis, frankly we did not achieve our internal revenue growth goal for the second quarter of 2016, due to the delayed closing of a couple of large lower margin deals that slipped beyond our June 30 cutoff date. However, those transactions will serve to enhance our overall third quarter revenue performance which we believe will show material quarter to quarter growth and keep us on track for our full year goals. An excellent indication of our growing sales momentum during the second quarter is that we received 12 new contracts or task orders including nine new customer relationships. These 12 new events are up from five in each of this year's first quarter and the second quarter of 2015. We expect each of these relationships to contribute incremental revenue during the third quarter.

We're obviously committed to continuing revenue growth and we will not take our eyes off that ball, but perhaps even more importantly we continue to be able to demonstrate our progress toward our key 2016 financial business goals by reducing our second quarter net loss and improving our Adjusted EBITA losses by substantial percentages. From a slightly broader calendar perspective during the first half of 2016, we reduced our net loss and our adjusted EBITA loss by even greater percentages compared to the six month period a year ago.

Jim McCubbin will take us through the details of this performance improvement in his financial commentary. These are not small improvements and reflect a continued conscious effort on the part of senior management to bring about fundamental changes to our business model. We've done that by focusing our sales and marketing efforts towards higher margin services including mobility and cyber security and away from lower margin software reselling or administrative support services activity.

In addition beyond sales and marketing, we have also reduced overall non-critical spending and are deferring non-core product development expenditures, as well as implementing expense control programs and both our support and administrative areas. This is an across the board effort and we fully expect to see the incremental and cumulative continuing impact of these programs during the second half of 2016 and in the years beyond.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	2

WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

Now, back to revenues and the business building front. In terms of existing client relationship management, we renewed and expanded major contracts and services with Compass Group, LLC and with the Department of Justice's Bureau of Alcohol, Tobacco, Firearms and Explosives more commonly referred to as ATF during the second quarter. From a government markets perspective, during the quarter we continue to penetrate and widen our existing agency relationships under the Department of Homeland Security, BPA. We are cautiously pleased to report that despite earlier frustrations and signing the remaining unserved agencies of the DHS, in contrast our more recent penetration strategies and efforts have been increasingly successful. We are currently awaiting initial task orders and we expect to see sizable components of the US Coast Guard begin to come on-board to our ITMS service platform early in the fourth quarter.

In addition we were awarded new agreements with two new non-DHS federal agencies, part of our focus on widening the federal government penetration beyond our reliance on the Department of Homeland Security, and simultaneously we have continued to explore early stage penetration of the US marketplace with Soft-Ex's electronic bill presentment and payment solution as well as bolstering our IT Consulting Services capability all in support of building a more robust One WidePoint solution set.

On another higher margin business initiative, we anticipate that revenues from identity based certificate solutions will continue to increase as we fully rollout our next generation mobile device and derived certificate solutions to an increasingly more security conscious marketplace in 2016 and 2017. Our sales and technology teams are currently engaged in a pivot market push which is already demonstrating accelerating success.

WidePoint is now first to market with the DoD approved and certified ECA solution and nearly every day we see some article on weakness and vulnerability of passwords or two factor authentication while security analysts sound a warning siren to those who do not implement strong authentication mechanisms. There are continued and increasing requests for bids for multi-factor authentication in both US government and enterprise markets, with enterprise looking to meet regulatory requirements as well as implementing sound security practices to protect corporate assets. The government in turn continues to put more teeth into limiting access to systems by requiring strong authentication within government operated systems and any enterprise or user or system that connects to the US government.

Also on the commercial or enterprise market side of our business, we are now at the maturation phase of some of our large key partner relationships, such as an AT&T and Samsung. In fact, we have been selected by AT&T for commercial rollout of certificate on device for AT&T's Internet of Things or IoT product offering in 2017, this in addition to a number of shorter term revenue opportunities with AT&T resulting from direct engagement with their regional sales organizations. AT&T also brought us Voya Financial and during the second quarter, following a successful initial strategic consulting engagement to architect Voya's internal identity management environment, we have now been selected by Voya as a key partner in their One Voya initiative to pursue joint identity management opportunities in their broader marketplace.

Meanwhile, we are continuing our marketing and pipeline building activities with Samsung, LG and other partners for certificate on device, person derived, and device credentials and other IoT applications. Our targeted commercial verticals primarily remain financial services, health care and pharmaceuticals, although we've recently seen emerging demand from the energy and educational sectors. As a momentum footnote we are seeing a resurgence in commercial market demand for telecommunications optimization solutions. During the second quarter, we've signed five additional new commercial customers for our ITMS based managed service offerings.

In contrast in our international markets, recent events in Great Britain and the European economic community has some uncertainty on the outlook for near term business growth as the Brexit process rolls out, and resulting currency conversion rate volatility can have a significant impact on financial results. Very recent stimulus activities initiated by the Bank of England have not yet demonstrated that they will have a beneficial effect on currency exchange rates. In the short term, the opposite may well be the reality.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	3

WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

In WidePoint's case the most exposed of our units is clearly our data analytics operation headquartered in Dublin, Ireland. Soft-ex serves Irish, British and European customers amongst others and as such transacts substantially in both Euro's and British Pound Sterling. While we cannot predict the ultimate exchange rate in December 2016, the recent deterioration of Sterling versus the euro has had an impact in the second quarter and may continue to have a negative impact on our forecasted earnings for Soft-ex in 2016. Jim will elaborate on the situation in his financial report and comments.

Back in the States we are continuing to make progress with our efforts to ensure the realization of operational profitability including some changes to our direct sales force in support of our key industry partner strategy business development approach, also recognizing the reality of the limitations of my part time CSMO efforts this year, I have recently appointed Jason Holloway, as our new Chief Sales and Marketing Officer. Jason brings a long track record of delivering results and sales and revenue growth, relationship building and a strong sense and focus on profitability in each of his prior appointments and ventures. We anticipate and expect that Jason will provide the required focus and will deliver high level of revenue building strategies and team leadership in closing new business and expanding our current work with clients and prospects in our targeted industry verticals.

Before I turn the call over to Jim for his financial analysis and comments, I would like to confirm that we as an organization, as a management team remain very committed to a number of key 2016 quantified goals that we've put in place earlier this year, which continue to include delivering incremental revenue growth between 10% and 20%, improving gross margin performance to over 25% on a run rate basis by the end of the year, reducing sales, marketing and general administrative expenses to 20% of revenue via a cost rationalization program combined with revenue growth, and of course achieving positive net operating income during the second half of 2016.

With that as a backdrop, I would now like to turn the call over to Jim McCubbin. WidePoint's CFO for an in-depth discussion of our quarterly financial results for the second quarter of 2016. Over to you Jim.

James T. McCubbin:

Thank you, Steve. Hello everyone. Thank you again for joining our call today. Today in my remarks I'm going to review our second quarter results and outlook. The second quarter revenue was approximately $17.5 million compared $17.4 million in the second quarter of 2015 as a result of several factors. Our carrier services grew slightly to $10.2 million over our second quarter 2015 revenue of $9.6 six million due to an increase in carrier task orders issued and delivered during the second quarter and first half of 2016.

Our second quarter 2016 carrier services revenue was down from our first quarter of 2016 as carrier services revenues declined as a series of technical refreshes occurred in the first quarter and there were several other nonrecurring activities that was not expected nor did recur in the second quarter of 2016. Our carrier services in the second quarter was a bit down from what we had expected but they were in line where with they should be at this point in our evolution with the DHS BPA.

Looking out into our second half of 2016, we believe we could see this number again expand as we continue to make progress in our efforts with the US Coast Guard, as Steve has already noted, that will drive up our carrier services revenues. However, our managed services did decline slightly, $7.4 million over our second quarter 2015 revenues of $7.8 million predominantly as a result of lower software reselling activities that Steve had mentioned, along with the negative effects that we realized as a result of the United Kingdom's vote to exit the European common community commonly referred to as Brexit that we could not fully offset with the growth that we did realize in our higher margin products and services.

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

It should also be further noted that we are currently in the process of migrating away from supporting our software reselling activities which could lead to reduced revenues from this revenue line item as we allocate more capital towards our higher margins products and service. We believe this change in the allocation of our capital investment model should help us drive a greater mix of higher margin services that should ultimately drive a better bottom line result. We witnessed this occurrence in our gross profit in the second quarter of 2016. In fact in the second quarter, gross profit was approximately $3.4 million compared to $3.3 million in the second quarter of 2015.

This increase was predominantly due to a change that occurred in our revenue mix even though we witnessed a slight increase in low margin carrier service and a reduction in our mix of managed services coupled with the negative events we witnessed as a result of Brexit. We believe that as we change our focus and allocation of capital towards selling higher margin products and services, we should recognize improved bottom line financial results on an absolute basis. We presently believe our gross profit should increase on an absolute basis in the second half with the exception that if the US Coast Guard comes online, our gross profit on a percentage basis may fall somewhat. That is they say is a good problem that will ultimately drive higher levels of absolute gross margins.

So, as we attempt to drive revenues and gross profit towards a higher mix of higher margin services that generate greater absolute amounts of gross profitability by changing our shift in how we're allocating our capital away from lower margin software reselling activities, we're also shifting our allocation of capital within our SG&A activities to also better optimize our SG&A expenses, driving a better mix of investments toward selling and supporting our higher margin services and away from our lower margin reselling activities.

Given this and reviewing our SG&A expenses, SG&A was approximately $4.1 million, a $329,000 improvement compared to approximately $4.5 million last year. We witnessed the decline in our sales and marketing expense that reflects the continued changes we've been making during the first and second quarter of 2016 to streamline our sales, labor resources and sales commission agreements in a manner that incentivizes our sales force to pursue and close more recurring higher margin business.

Meanwhile, our G&A expenses declined due to changes we have made during the quarter to lower the rates charged by our outside consultants and other discretionary advisors along with other changes we continue to make that should reduce our overhead and other general and administrative expenses in support of our goal of producing a positive financial operating environment. To keep it simple, we're driving higher margins, higher gross profitability, higher gross absolute profitability and reducing our SG&A and optimizing it to effectively drive this positive financial operating environment that we're pushing for in the second half of 2016.

Given this though, we have not taken our eyes off of our investment requirements into our future, while the second quarter of 2016 our development cost appeared to have fell to approximately $1,000 compared to $142,000 last year. This occurred as a result of us entering into a final stage of development that allows us to capitalized approximately $233,000 in internally developed software costs principally related to our certificate on device credentialing tools and other applications.

While we anticipate additional capitalization costs could occur during the third and potentially the fourth quarter of 2016, we're excited as we enter the next phase of the commercialization of a higher margin products and services with our partners in 2017 including the IoT efforts that Steve has already mentioned that we are working on with AT&T and our other partners.

So all in, given these changes in our allocation of capital model and our SG&A optimization efforts that focuses on achieving operational profitability with higher margin services, we were pleased with the progress that we made and improvements we witnessed in our Adjusted EBITDA losses, operating losses and net losses in the second quarter of 2016 as compared to the second quarter of 2015, and net loss improved approximately a $0.5 million to $890,000 compared to $1.4 million in the second quarter of 2015 and further in the first six months of 2016 and net loss improved approximately $1 million compared to the first six months of 2015.

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

In the second quarter, Adjusted EBITDA losses also improved approximately $0.5 million to a loss of $448,000 from a loss of $958,000 from the loss as a respective second period of 2016 versus '15, and the first six months of the year our Adjusted EBITDA also improved approximately $934,000 compared to the same period a year ago.

So, as we have shifted our focus away from revenue growth for the sake of revenue growth and towards operational profitability, we're making headway and we believe that our second half should see higher gross margins on an absolute basis, of course excluding the effects of the US Coast Guard and carrier services that were to occur which could drive our gross profits down somewhat on a percentage basis. We also believe that given our success in driving up our gross profitability in the second half coupled with the better allocation of our SG&A expenses towards supporting higher margin services should drive some more nice continued financial improvements in our results.

Now, for a quick comment on liquidity, we ended the period with cash in securities approximately $8.2 million and with networking capital of approximately $7 million. We continue to manage our liquidity but cash and securities can swing from quarter to quarter as we have seen occur over the past six months. We continue to believe that so long as we are successful in achieving our financial goals in the second half of 2016, we should have sufficient liquidity to manage the business to the successful outcome that we all desire as we build a profitable and growing enterprise.

So, with that I'd like to turn it back to you Steve.

Steve L. Komar:

Thank you, Jim. I would now like to move to open the call to questions, as outlined by Dave in his opening comments. For clarity we will be taking questions from analysts and institutional investors. In future calls we will accept pre-submitted questions from all investors as part of a modified Investor Relations process recently adopted by our Board of Directors. Operator, if you can assist us by opening the line for questions and comments, that would be appreciated.

Operator:

Certainly. Thank you. To signal for a question please press star, one on your touchtone telephone. Also if you’re using a speakerphone, please make sure that your mute button is turned off to allow your signal to reach our equipment. Once again it is star, one at this time for questions and we will pause for just a moment to give everyone the opportunity to signal.

Our first question will come from Gregg Hillman with First Wiltshire Security Management.

Gregg Hillman:

Yes. Steve, I wanted to ask you a question about the competition. I was just wondering how you’re positioning yourselves relative to some of the other companies that do similar thing like in-trust, identity trust, cyber trust. How are you differentiated from those other players in certain space?

Steve L. Komar:

I think probably the primary differentiator that I would point out is not only our authorization and acceptance by the Federal government, but the perceived strength and breadth of our offering both in terms of historic PIV back through this new generation what we believe is a differentiated new generation of products that's essentially the focus on derived certificates, and of course the emphasis on mobile utility and what we're working on with our partners in terms of embedding that capability into mobile devices. So, I think our strength is our government background and acceptance, and I think our pathway to success in adoption, not only in the Federal government mobile environment but also in commercial applications as we move forward, and there is more acceptance of that, than I think our relationships with our large institutional and distribution partners will be a big differentiator for us. Does that do it for you Gregg?

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

Gregg Hillman:

Yes that’s a good answer. Thank you.

Steve L. Komar:

Thank you, Gregg.

Operator:

Once again that is star, one if you do have a question. Next we will go to Mike Malouf with Craig Hallum Capital Group.

Mike Malouf:

Hey guys. I wondered, can you just broaden a little bit and give us a little bit of clarity on the Coast Guard impact as we move throughout the next few quarters?

Steve L. Komar:

In all candor, Mike I don't know how much clarity I can give you on that because as you know we've been struggling for nine months or a year trying to get a beachhead. I guess that’s the appropriate term for the Coast Guard, but to get initial beachhead, we do know that they represent a very substantial population of users. The number and the estimates vary greatly and very frankly we're not even sure at this point that the Coast Guard knows what their total population is. Part of our exercise is to go in there with them and to establish the full inventory of their user base. I would say to you is that we view this as a two to four quarter rollout to get the maximum run rate impact of the ongoing service. The number of devices is not small but I think—and is probably one of the larger DHS agency or sub agencies. But at this point we do not know the answer to that question. I think we'll get some clarity on it over the next 60 to 90 days but that exercise is just beginning. I'm sorry. If I had more I would share it with you.

Mike Malouf:

I mean after four quarters, let’s say it takes you a whole year to ramp, do you have any kind of range you think that the impact would be for you guys?

Steve L. Komar:

I don’t. Jim, do you?

James T. McCubbin:

Hey, Mike. The US Coast Guard is the largest component of the DHS. You're talking, you know, from anywhere from 20 to god knows how many thousands of units that this would touch. So, I mean, that's why it's hard for us because it's just trying to go in and get our hands wrapped around it. We do know that if they deploy everything, you know, it will be the major portion of this DHS BPA amount. Right now we are over $300 million already on the $600 million and we know that with the growth outward we’ll eat up a good percentage of that, both on carrier services as well as on managed services. So, I'm sorry but we just won't have that information as we really go through the process working with them over the next 60 to 90 days.

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

Steve L. Komar:

Mike, what I would just add is a footnote to that is that it brings—it will bring substantial higher margin and managed services to the equation at a fairly sizable volume, but it will most probably also bring with it substantial carrier services. We’re literally sitting in conference discussions asking them whether in fact we needed to provide all those services because it goes against everything we're trying to do on focusing on only higher margin business, but it is a major customer, and you know the reality is, if they want the service provided we will provide it. We may not make 50% on it but we will make something like that percentage on the managed services aspect, and I think we're in a position that we need to satisfy the customer.

Mike Malouf:

Got it. All right, thanks for that. Appreciate it.

Steve L. Komar:

Thanks, Mike.

Operator:

Once again that is star, one for questions. Moving on we will go to Mike Crawford with B. Riley & Company.

Mike Crawford:

Thank you. Can you comment on the five new customers in the TLM space in the quarter?

Steve L. Komar:

Well, I can. Yes. They are an interesting array of firms across two or three verticals—I need to stop short of you know specifically naming them at this point, but they do represent I would say at least a $1.5 million in terms of total contract value and on balance these are two to three year contracts. So, you can sort of factor that into your thinking. I think it's meaningful. It's certainly not the US Coast Guard, but I think the most significant thing Mike frankly is that we've been in the doldrums in terms of any new business pipelines and prospects and successes, and in the course of this past quarter, we've come up with a substantial number of them and the pipeline that we're seeing out there is very broad. So, my sense is over a two to three quarter—and I'm not trying to put this out there, I'm just saying it's a trend line, over a two to three quarter continuation of this kind of success equation will make a substantial and meaningful difference to the recurring and ongoing run rates of that particular sector, that being specifically the commercial market telecommunications lifecycle management piece.

Mike Crawford:

All right. Thanks, Steve. It sounds like you're having some good progression with AT&T but what about your other channel partners like Kyocera, Spikes, Samsung, what's going on with those?

Steve L. Komar:

That’s fair. Actually LG was a little bit dormant for a while but now has sort of come back gangbusters, pardon the use of the term, in terms of a much higher and intensified interest level in moving forward with again embedding our capability into certain markets that they are trying to penetrate. So, we're very actively engaged with them right now. Kyocera has been less so and I think that's more a function of the pace of their penetration of their marketplace which is essentially the First Responder Marketplace with its ruggedized handset. So alive, moving more slowly, I can't be any more candid than that. Spikes has the capability to do a little bit of leap frog. We don't really know yet but we've been fairly intensively engaged with them and their people have been working very, very closely with us. We've got essentially a fully integrated capability and we're going to market right now, both government and commercial. So, it might be interesting to see what develops there. It could be a substantial opportunity. A little early to commit to that.

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

Mike Crawford:

Okay. Thank you. Then the last question relates to the disclosure in your 10-K regarding the executive committee formed to explore possible transition given a planned retirement it was written that you have at the end of this year, is that something that's still planned or what's the status of that?

Steve L. Komar:

Well I think it's fair to say it's flexible. The Board essentially decided that we should extend the timelines associated with that, and if you ask me honestly today there is no CEO succession plan specifically in place. However, very candidly I expect that to change over some reasonable timeline but the Board's direction to me earlier this year has been very, very clear. It's let’s stop talking about that nonsense, go fix the business, make us profitable, show us that we have a strategic pathway to make success that has, you know, a guaranteed success path, and then you know what, Steve will sit down and talk to you about CEO succession. That may not be in my personal best interest, but I'm pretty damn committed to making this happen.

Mike Crawford:

Okay. Thank you very much.

Steve L. Komar:

Thank you.

Operator:

Moving on we'll go to Mark Drucker with B. Riley & Company Riley and Company.

Mark Drucker:

Actually my question was answered. Thank you.

Operator:

Thank you. Moving, we will return to Gregg Hillman with First Wiltshire Security Management.

Gregg Hillman:

Yes. Could you talk about how much you've invested with some of the partners you’ve alluded to in the call, Samsung, AT&T, Kyosera, LG, you haven't got a return on. Do you know how much you've invested in terms of time, the headcount in terms of people that are dedicated to these contracts, or money that you haven't got a return on yet? Is there any way you can put a number on that or in terms of the time you’ve put into it?

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

Steve L. Komar:

I know we've put in substantial time. I mean clearly, not necessarily third party expenses but certainly time and resources of our people. I don't know honestly that I can give you a really intelligent answer or number on that. I would turn to Jim and see if he has got any feel for it at this point.

James T. McCubbin:

Yes. Over the past two years, we've invested several millions of dollars in sales and marketing time efforts, and literally time and expense into product development and integration with these parties. We don't break them out per party, but when we look at the effort in just the software capitalization that we saw this quarter was about $233,000. So, we have in my best estimate invested between time and effort and money that we could've put to the bottom line, $2 million to $3 million.

Steve L. Komar:

Yes I that's fair, Gregg. I don't know if that answers your question.

Gregg Hillman:

Over the last two years? Jim.

James T. McCubbin:

Yes, I recall the last year and half.

Gregg Hillman:

Yes. And, still you’re feeling that the investment will be well worth it in terms of the return you're going to get over that over the next two to three years.

Steve L. Komar:

Yes, Gregg, we wouldn't be doing it if we didn't believe it, I'll tell you. We've been fairly selective in terms of the partners we've selected. We knew it was going to cost us dollars to stay engaged with them and it has. But I do think I referred to something about the maturation of some of those partnerships. I think we've done the investment spending. Sure there will be some ongoing expenses associated with sales and marketing co-efforts but that's all toward near term revenue generation. So, I think the longer term investment spending is sort of coming to an end. Most of the integration has been done. Maybe the IoT that we referenced with AT&T in 2017 might generate some additional costs but that will be a whole new potential revenue stream.

From what we've got in place right now, we're looking to harvest and we're looking to cut down the expenses, and I think we've referred to that a couple times and if not only in this but also in earlier quarterly calls where we talked about the fact that we do see a decrease in that ongoing expense to support those initiatives.

Gregg Hillman:

But Steve, when you get to the end of maturation, does that just means you just have a hunting license with those partners—I take it they are going to sell a solution, you're not going to be selling it because you're going to have a channel partner to sell the solution for you. Has their sales staff been trained, or you know the VARs that they deal with, have they been trained, because Samsung and AT&T must ise VARs and system integrators too, right?

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WidePoint Corporation - Second Quarter 2016 Earnings Conference Call, August 08, 2016

Steve L. Komar:

Well, I think our experience with—well, let’s pick Samsung for one, right, because that also has some very large potential for us. The reality of what is going on is that we’re doing multiple demonstrations and multiple presentations to substantial arms of the Federal government and a few selected commercial, either large customers or prospects of either Samsung or us, and the truth of the matter is yes, their sales organizations and their presentation capabilities certainly dwarf ours and they lead many of these presentations. But, on the other side of that equation our technical people are there and they have to be a part of this process in the same way that they invited us. Our key technical people to go to San Diego to their Annual Developers Conference to ensure that we remain a part of the process and that also that their developers and their business development people are aware of our capabilities.

So, there's a real tight hand-holding going on and to me this is sort of call it the culmination or the fruition of the year and a half to two years investments we've had with them. So yes, it's a co-sell, they are driving it but the opportunities are really large and we have a presence because we are a differentiator.

Gregg Hillman:

Okay. Is it possible you could get a large contract with them and not do a press announcement on it because they don't want to do a press announcement on it?

Steve L. Komar:

It's possible, and it's particularly possible in the government market Gregg because we have that problem even when we're trying to do deals on our own. The government can be very arbitrary about what it wants released and how it wants its name used, but we're an advertised component of the Samsung solution and we are the provider of the identity management high quality solution that is embedded in there, not a security container. That's a significant part of the government decision process. I'm fairly confident that we will get our day in the sun.

Gregg Hillman:

Okay. Okay. Thanks for your comments.

Steve L. Komar:

Thanks a lot Gregg.

Operator:

That will conclude our question-and-answer session for today. I'd like to turn it back to our presenters for any additional or closing comments.

Steve L. Komar:

Thanks, Operator. It appears we've addressed all of your questions, hopefully constructively. Operator, thank you for your assistance. As a closing comment, we're really very excited about business progress, progress and our prospects for this year and for the years ahead. We thank you very, very much for your continued interest in WidePoint and our progress toward our goals at this very, very important time for the Company. We do believe we're on the threshold of some significant success and we look forward to be able to talk to you about that in future quarters.

Thank you very much. Again thank you for your time. We wish you all a very pleasant evening.

Operator:

Once again, that will conclude today's conference. We'd like to thank everyone for their participation.

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